Exhibit 99.1

FOR IMMEDIATE RELEASE

ROADRUNNER TRANSPORTATION SYSTEMS
NAMES CURTIS STOELTING PRESIDENT AND CHIEF OPERATING OFFICER
Cudahy, WI - January 18, 2016 - Roadrunner Transportation Systems, Inc. (NYSE: RRTS) today announced the hiring of Curtis Stoelting as President and Chief Operating Officer. Mr. Stoelting was also appointed to Roadrunner’s Board of Directors.
Mr. Stoelting served as the Chief Executive Officer and a director of TOMY International/RC2 Corporation from January 2003 to March 2013. RC2 Corporation (NASDAQ: RCRC) was acquired by TOMY Company, Ltd. in April 2011. He previously served as RC2’s Chief Operating Officer from 2000 to 2003, Executive Vice President from 1998 to 2000 and Chief Financial Officer from 1994 to 1998. Prior to that, Mr. Stoelting was with Arthur Andersen for 12 years.
During his tenure and under his leadership at RC2, Mr. Stoelting successfully grew the company from $20 million in revenue to $430 million in revenue. He was instrumental in planning and integrating ten strategic acquisitions and coordinating RC2’s initial public offering and numerous follow-on equity offerings, as well as overseeing the eventual acquisition by TOMY Company. During his time with RC2/TOMY, Mr. Stoelting was instrumental in developing their business strategy, product sourcing, logistics and global infrastructures. He also directed the company’s product innovation, multi-channel management and multi-brand strategies.
Mark DiBlasi, CEO of Roadrunner, said, “Curt brings a significant amount of financial, operational and business experience to Roadrunner. As President and COO, he will assume management and oversight of all three company operating segments: Truckload Logistics, Less-than-Truckload and Global Solutions. Curt is a high energy individual with significant analytical capabilities, strategic vision and a proven record of overcoming adversity in a very competitive and ever changing industry. We believe that Curt’s experience, energy, and business acumen is a perfect match for Roadrunner and we are excited to have Curt on our team.”
Mr. Stoelting added, “I am looking forward to joining Roadrunner with its strong brands, flexible business model and great customers. These are challenging times and I believe my background and experience support the company’s strategic plan and focus.”
About Roadrunner Transportation Systems, Inc.
Roadrunner is a leading asset-light transportation and logistics service provider offering a comprehensive suite of global supply chain solutions, including customized and expedited less-than-truckload, truckload logistics, intermodal solutions, freight consolidation, inventory management, expedited services, air freight, international freight forwarding, customs brokerage and transportation management solutions. For more information, please visit Roadrunner's website, www.rrts.com.
Contact
Roadrunner Transportation Systems, Inc.
Peter Armbruster
Chief Financial Officer
414-615-1648

Vollrath Associates, Inc.
Marilyn Vollrath
414-221-0210
ir@rrts.com